ARTICLE THIRD (h)

                  1. Designation. The designation of the series of Preferred Stock fixed by this resolution shall be "Series B Cumulative Preferred Stock" (hereinafter referred to as the "Series B Preferred Stock").

                  2.  Dividends.

                           (a) Rank.  All Series B  Preferred  Stock shall rank:
                  (i) junior to all of the preferred stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock ("Senior Securities") (provided that no such preferred stock may be created without the affirmative vote of the holders of shares of Series B Preferred Stock pursuant to Section 4 hereof); (ii) prior to all of the Corporation's Common Stock, par value $.01 per share ("Common Stock"), and any other preferred stock of the Corporation hereafter created either specifically ranking by its terms junior to the Series B Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock ("Junior Securities"); and (iii) on parity with any other preferred stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock("Parity Securities")(provided that no such preferred stock may be created without the affirmative vote of the holders of shares of Series B Preferred Stock pursuant to Section 4 hereof), in each case, as to redemption, as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions"). No dividend may be declared or paid on any other class of capital stock of the Corporation unless and until all of the shares of


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                  Series B Preferred Stock have been redeemed in accordance with
                  Section 6 hereof.

                           (b) Dividends. The dividend rate of the Series B Preferred Stock shall initially be computed at a rate of fifteen percent (15%) per annum on the Base Amount for the period commencing on March 31, 1998 and ending on March 31, 1999. The dividend rate thereafter shall increase one percent (1%) per annum on the anniversary date of the issuance of the Series B Preferred Stock to a maximum dividend rate of eighteen percent (18%) per annum. The "Base Amount" shall initially be and shall never be less than $1,000.00 per share. Dividends shall be payable annually in arrears out of funds legally available therefor (such annual period being hereinafter referred to as "Dividend Period"), with the first dividend payable, beginning on March 31, 1999 and on each date that is one year after the date on which the prior dividends were payable (the "Dividend Payment Dates"). Dividends on shares of Series B Preferred Stock shall be cumulative and shall commence to accrue and be cumulative from the date such shares have been issued. Accrued dividends which are not paid on a Dividend Payment Date shall be added to the Base Amount on the Dividend Payment Date. The Base Amount shall be reduced (but not below $1,000.00 per share) by the amount of accrued and unpaid dividends due but not paid on previous Dividend Payment Dates when such dividends shall have been paid. In order to determine the holders of Series B Preferred Stock entitled to receive dividends, the Corporation shall fix a record date ("Record Date") not more than sixty days prior to any dividend payment date. If any such dividend payment date should fall on a day that is not a Business Day, then the Corporation shall pay the applicable dividend on the next succeeding Business Day. "Business Day" shall mean a day other than a Saturday, Sunday or other day on which the national securities exchange or quotation system on which the Common


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                  Stock of the Corporation is traded or quoted, is authorized or required by law to close.


                  3. No Conversion. The shares of the Series B Preferred Stock shall not be convertible into any other security.

                  4. No Voting Rights. Except as may otherwise be required by law and as set forth below in this Section 4, the holders of the shares of Series B Preferred Stock (the "Holders") shall not be entitled to any vote in respect to such shares. Without the consent of the Holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, the Corporation may not (i) create any class or series of Preferred Stock which shall have parity as to Distributions with or shall have preference as to Distributions over the Series B Preferred Stock; (ii) reissue any shares of Series A Convertible Preferred Stock redeemed by the Corporation prior to the issuance of shares of Series B Preferred Stock; or (iii) alter or change the provisions of the Corporation's Certificate of Incorporation, as amended, so as to adversely affect the voting power, preferences or special rights of the Holders.

                  5. Liquidation Price. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the amount that shall be paid to the Holder of each share of Series B Preferred Stock shall be $1,000 and an additional sum representing accrued and unpaid dividends, if any, on such Series B Preferred Stock as of the date of such liquidation, dissolution or winding up (hereinafter called the "Redemption Price"). Upon any liquidation, dissolution or winding up of the Corporation, the Holders will be entitled to be paid, before any distribution or payment is made upon any of the Corporation's equity securities other than the Series B Preferred Stock, an amount in cash equal to the aggregate Redemption Price of all shares outstanding, and the Holders will not be entitled to any further payment. If, upon any such liquidation,


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         dissolution or winding up of the Corporation,  the Corporation's assets to be distributed among the Holders are insufficient to permit payment to such Holders of the aggregate amount which they are entitled to be paid, then the available assets to be distributed will be distributed ratably among such Holders based upon the aggregate Redemption Price of the Series B Preferred Stock held by each such Holder. The Corporation will mail written notice of such liquidation, dissolution or winding up not less than 60 days prior to the payment date stated therein, to each
         Holder  of  record.   Neither  the   consolidation  or  merger  of  the
         Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation will be
         deemed  to  be  a  liquidation,   dissolution  or  winding  up  of  the
         Corporation within the meaning of this Section 5.

                  6.  Redemption.

                           (a) Optional Redemption. The Series B Preferred Stock
                  may be redeemed at any time at the option of the Corporation by action of the Board of Directors, in whole or in part, at any time or from time to time upon notice and in the manner provided below. Any such optional redemption shall be made ratably in accordance with the share holdings of the Holders and by payment of the Redemption Price. The Corporation may also, from time to time, purchase or otherwise acquire, in open market or private transactions, issued and outstanding shares of Series B Preferred Stock without limitations as to price or amount.

                           (b) Procedure for Redemption.  The Series B Preferred
                  Stock shall be redeemed in the following manner:

                                    (i)  Shares  of  Series  B  Preferred  Stock
                           redeemed, purchased or otherwise acquired by the Corporation shall be held as treasury shares and may be sold or disposed of or


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                           shall be reclassified or retired and canceled
                           as may be determined by the Board of
                           Directors.

                                    (ii) Notice of  redemption  of any shares of
                           Series B Preferred Stock shall be given by the Corporation not less than 10 nor more than 50 days prior to the Redemption Date, by mail or delivery to the Holders of record of the shares to be redeemed at their respective addresses then appearing on the records of the Corporation. On or before the Redemption Date, each Holder shall surrender to the Corporation or its designated agent, at such place as it may designate in the redemption notice, certificates evidencing a number of shares of Series B Preferred Stock at least equal to the number of shares held by such Holder subject to the call for redemption. Upon such surrender, the Holder shall be entitled to receive payment of the Redemption Price, without interest, and, in the event of a partial redemption, a certificate representing the balance, if any, of shares of Series B Preferred Stock covered by the surrendered certificate or certificates but not subject to the call for redemption.

                                    (iii) If on the  Redemption  Date (A) notice
                           of redemption has been mailed or delivered as provided herein, (B) the Corporation has set aside all funds necessary to pay the amount due for all shares of Series B Preferred Stock subject to redemption, and (C) all such funds are available for the sole purpose of paying such amount, then all shares of Series B Preferred Stock subject to redemption shall, whether or not the certificates for such shares have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall cease, except the right of the Holder to receive the Redemption Price, without


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                           interest.  If the  Corporation  shall not have  funds
                           legally available for the redemption of the shares to be redeemed pursuant to this Section 6 on the Redemption Date, such redemption shall be made on the earliest practicable date next following the Business Day on which the Corporation shall first have funds legally available for the redemption of such shares as shall be specified in the notice of redemption.

                  7. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of any of the terms of the Series B Preferred Stock, but will at all times, in good faith, assist in taking all actions as may be necessary or appropriate to carry out the terms of the Series B Preferred Stock.